Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into effective as of this 31st day of August, 2016 (the “Execution Date”), by and between HERCULES OFFSHORE MIDDLE EAST LTD., an exempted company organized under the laws of the Cayman Islands and having its office at P.O. Box 309, Ugland House, South Church Street, Grand Cayman KY1-1104, Cayman Islands (“Seller”), and ADVANCED ENERGY SYSTEMS (ADES) S.A.E., a company incorporated in the Arab Republic of Egypt, with its office at 66 Zahret El Maadi Tower (Floor 36), Cornish El Nile, Maadi, Cairo, Egypt (“Buyer”). Buyer and Seller may be referred to herein individually as a “Party” and collectively as the “Parties”. For purposes of this Agreement, the term “Affiliates” shall mean with respect to either Party hereto, any other company or legal entity which (i) is owned or controlled by such Party, (ii) owns or controls such Party, or (iii) is under common ownership or control of such Party.

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, pursuant to the terms and conditions of this Agreement, the assets identified in Exhibits A-1, A-2 and A-3 attached hereto, which include three jack-up drilling rigs named Hercules 261, Hercules 262 and Hercules 266 in their entirety, together with everything onboard or onshore (if any) relating solely to such rigs, including all mentioned or unmentioned provisions, spare parts and equipment onboard, rig site inventory, drawings, operating manuals, maintenance records, service contracts and all other documents pertaining to them (collectively, the “Rigs”).

NOW, THEREFORE, for and in consideration of the premises and the mutual agreements contained herein, Buyer and Seller hereby agree as follows:

1.	SALE AND PURCHASE

Seller hereby agrees to sell the Rigs to Buyer, and Buyer hereby agrees to purchase the Rigs from Seller, upon the terms and conditions set forth in this Agreement.

2.	CONSIDERATION

2.1 Sale Price. Subject to the terms hereof, the purchase price for the Rigs is SIXTY FIVE MILLION EIGHTY EIGHT THOUSAND EIGHT HUNDRED UNITED STATES DOLLARS (USD$65,088,800) (the “Purchase Price”) which shall be paid as provided in Sections 2.2 and 2.3.

2.2 Deposit. Upon execution of this Agreement and simultaneously therewith, the execution and delivery of the Addendum to the Escrow Agreement (as referenced and defined below), which for the avoidance of doubt shall occur by 12:00 PM Cairo Time during a Business Day (as defined below), Buyer shall initiate a wire transfer into the escrow account set up by Seller at the Bank of New York Mellon (the “Escrow Agent”) for 10% of the Purchase Price amounting to SIX MILLION FIVE HUNDRED EIGHT THOUSAND EIGHT HUNDRED AND EIGHTY UNITED STATES DOLLARS

(USD$6,508,880) (such amount, together with all interest earned thereon, the “Deposit”). If the Deposit has not been received in the escrow account within two (2) Business Days from the execution of this Agreement, Seller shall have the right to terminate this Agreement for cause pursuant to Section 8.1(d)(i), without notice or opportunity to cure. If Buyer timely initiates a wire transfer for the Deposit, but such funds are not received by the Escrow Agent within the two (2) Business Day deadline, then upon any termination of the Agreement by Seller for failure to timely fund the Deposit, the Parties shall direct the Escrow Agent to refund the Deposit to Buyer if and when received. The Deposit shall be held pursuant to the terms of the escrow agreement (“Escrow Agreement”) and the addendum thereto to be entered into by the Buyer, the Seller and the Escrow Agent substantially each in the form attached hereto as Exhibit D (the “Addendum to the Escrow Agreement”). The Parties shall equally share the costs related with the Escrow Account.

2.3 Closing.

(a)	The closing of the purchase and sale of the Rigs (the “Closing”) shall occur on a business day on which banks are open for business in the United States and in Egypt (“Business Day”) as soon as practicable at a date and time mutually agreed upon by the Parties (“Closing Date”) within 60 days from the Execution Date (the “Outside Closing Date”), unless otherwise agreed upon by the Parties. The Closing shall take place in Houston, Texas or at another location to be agreed upon by the Parties.

(b)	At the Closing, (i) Buyer shall pay to Seller Account an amount equal to the Purchase Price less the Deposit paid by Buyer in accordance with Section 2.2 (the “Closing Payment”), and (ii) the Parties shall instruct the Escrow Agent to release the Deposit from the escrow account to Seller. If Seller is ready, willing and able to proceed with Closing but Buyer does not pay the Closing Payment and/or does not authorize the disbursement of the Deposit in escrow as required herein, Seller shall be entitled to the remedies provided to it under Article 8.

(c)	Delivery of the Rigs shall be at their respective current locations or at a location to be agreed upon by the Parties; provided, however, Seller shall have no obligation to incur expenses in moving the Rigs from their current location as of the date hereof. The delivery of each Rig shall include all of the items described in Exhibits A-1, A-2 and A-3 except for those spare parts and consumable materials that were consumed subsequent to Buyer’s inspection of the Rigs for the operation or maintenance of the Rigs in the ordinary course of business but not replenished or replaced by the Seller prior to the Closing.

2.4 Wire Instructions. All payments to Seller hereunder are to be made in US Dollars in immediately available funds wired to the following bank account (the “Seller Account”):

Bank: Amegy Bank, N.A.

Address: 1801 Main Street, Houston, TX 77002

ABA: 113011258

SWIFT: SWBKUS44

Account #: 3926818

Account Name: Hercules Offshore Middle East

3.	REPRESENTATIONS, WARRANTIES AND WAIVERS

3.1 THE SALE OF THE RIGS IS MADE “AS IS, WHERE IS AND WITH ALL FAULTS” AND SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) CONCERNING CLASSIFICATION, VALUE, DESIGN, OPERATION, MERCHANTABILITY, QUALITY, CONDITION OR SEAWORTHINESS OF THE RIGS OR THE FITNESS OF THE RIGS FOR ANY INTENDED PURPOSE OR USE EXCEPT AS SET FORTH IN SECTION 3.4(f) BELOW. LIKEWISE, THE SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OR GUARANTEES WHATSOEVER (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) CONCERNING THE SAFE BERTH OF THE RIGS.

3.2 BUYER MAKES A FULL WAIVER OF ANY WARRANTY AS TO THE SEAWORTHNESS, REDHIBITION AND CONDITION OF THE RIGS (ENVIRONMENTAL AND OTHERWISE), AND ACKNOWLEDGES AND AGREES THAT THIS SALE IS BEING MADE ON AN “AS IS, WHERE IS AND WITH ALL FAULTS” BASIS, SUBJECT ONLY TO SECTION 3.4(f) BELOW. BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS SET FORTH IN SECTION 3.4(f) BELOW, BUYER IS RELYING SOLELY ON ITS OWN INSPECTION OF THE RIGS AND NOT ON ANY WARRANTIES AND REPRESENTATIONS (VERBAL OR WRITTEN) FROM OR ON BEHALF OF THE SELLER AT ANY TIME AS TO THE CONDITION OF THE RIGS IN ANY RESPECT, AND THE PURCHASE PRICE (AS SUCH TERM IS DEFINED IN SECTION 2.1) TAKES INTO CONSIDERATION THE CONDITION OF THE RIGS WHEN INSPECTED. BUYER WAIVES ALL WARRANTIES OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE CONDITION OR SEAWORTHNESS OF THE RIGS WHEN INSPECTED, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATIONS OR WARRANTIES AS TO THE PHYSICAL OR ENVIRONMENTAL CONDITION THEREOF, OR AS TO THE ABSENCE OF REDHIBITORY OR LATENT DEFECTS OR ANY VICES (WHETHER APPARENT, EASILY DISCOVERABLE OR HIDDEN, KNOWN OR UNKNOWN), OR AS TO FITNESS FOR ORDINARY USE OR A PARTICULAR PURPOSE OR ITS SUITABILITY OR CAPACITY, AND BUYER HEREBY RELEASES THE SELLER FROM ANY LIABILITY RELATING TO THE SEAWORTHNESS, REDHIBITION AND CONDITION OF THE RIGS (ENVIRONMENTAL AND OTHERWISE), AND PARTICULARLY FOR ANY CLAIM OR CAUSE OF ACTION FOR REDHIBITION OR FOR REDUCTION OF THE PURCHASE PRICE (AS SUCH TERM IS DEFINED IN SECTION 2.1). BUYER ACKNOWLEDGES THAT THE FOREGOING WAIVERS HAVE BEEN CALLED TO BUYER’S ATTENTION AND READ AND EXPLAINED TO BUYER AND THAT

SAID WAIVERS ARE A MATERIAL AND INTEGRAL CONSIDERATION FOR THIS SALE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER HEREBY SPECIFICALLY ACKNOWLEDGES AND AGREES THAT UPON AND AFTER EXECUTION OF THE SALE CONTEMPLATED BY THIS AGREEMENT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER SHALL HAVE NO RECOURSE WHATSOEVER AGAINST THE SELLER FOR ANY DEFECTS IN THE RIGS, WHETHER SUCH DEFECTS ARE VISIBLE OR HIDDEN.

3.3 Buyer hereby represents, warrants and covenants to Seller the following as of the date hereof and as of the Closing Date:

(a)	All necessary corporate action has been taken to duly authorize the transactions contemplated by, and to execute and deliver the documents provided under, this Agreement;

(b)	Buyer has sufficient funds available, or written commitments from financing sources, to pay the Purchase Price and consummate the transactions contemplated by this Agreement;

(c)	Buyer or its Affiliates have the financial, technical and other capabilities reasonably necessary to perform all of Buyer’s obligations under this Agreement and all of the obligations assumed from Seller with respect to the Rigs, including the Drilling Contracts; and

(d)	Buyer is duly incorporated and validly existing under the laws of the Arab Republic of Egypt and has full legal right, power and authority to enter into this Agreement and to perform its obligations hereunder.

3.4 Seller hereby represents, warrants and covenants to Buyer the following as of the date hereof and as of the Closing Date:

(a)	Seller is the legal and beneficial owner of, and has good and marketable title to, the Rigs, and the Rigs will be free and clear of all liens and any other encumbrances, debts entitling a third party to a lien on any of the Rigs, security interests, mortgages or pledges (collectively, “Liens”) at Closing;

(b)	All necessary corporate action has been taken to duly authorize the transactions contemplated by, and to execute and deliver the documents provided under, this Agreement;

(c)	Seller is duly incorporated and validly existing under the laws of Cayman Islands, and has full legal right, power and authority to enter into this Agreement;

(d)	Seller has full legal right, power and authority to perform its obligations hereunder, subject to the consent and approval from (i) its First Lien Lenders (as defined hereafter) and (ii) Saudi Arabian Oil Company (“Saudi Aramco”) to novate the Drilling Contracts (as defined hereafter);

(e)	The execution and delivery of this Agreement, and completion of all transactions herein contemplated, does not:

i.	Conflict with, violate, result in a material breach or right of termination or acceleration, or require any consent or authorization under any other terms, conditions or provisions of any mortgage, indenture, agreement, loan, guarantee, note, bond, permit, license, lease, grant, patent or other undertaking or authorization, written or oral, to or by which Seller is a party or is bound, except for that certain (1) First Lien Credit Agreement (as defined hereafter) and (2) Drilling Contracts (as defined hereafter);

ii.	Conflict with, result in a material breach of or require any consent under any of the terms, conditions or provisions of Seller’s certificate of incorporation, bylaws or equivalent governing bodies;

iii.	Result in a violation by Seller of any judgment, order (including executive order), award, writ, injunction or decree applicable to, or binding upon, Seller; or

iv.	Require the approval of the Bankruptcy Court in the Chapter 11 proceedings of Hercules Offshore, Inc., et al, jointly administered as Case No. 16-11385;

(f)	To the knowledge of Seller’s executives, there has not been any major incident involving the Rigs or material damage which has occurred to the Rigs after the date of the Buyer’s inspection referred to in Section 5.1(d) that would cause the Rigs not to be in Inspection Condition (fair wear and tear excepted).

(g)	The copies of the Drilling Contracts (defined below) provided by Seller to the Buyer are (i) true and complete copies thereof; (ii) have not been modified or amended; and (iii) represent, as of the execution of this Agreement, the entire agreement between the Seller and Saudi Aramco in relation to the charter of the Rigs for drilling services to Saudi Aramco.

(h)	Exhibit A-3 sets forth certain material contracts relating to the operation or use of the Rigs in the ordinary course of business (collectively, the “Material Contracts”). Copies of the Material Contracts have been provided by Seller to Buyer prior to the Execution Date.

4.	CERTAIN COVENANTS

4.1 Promptly following the Closing, but in any event no later than 60 days thereafter, Buyer shall remove, or cause to be removed any markings bearing the name “Hercules,” or any predecessor entities of Hercules (including any variations or derivations thereof) or any trademarks, trade names or logos of Seller or any of its Affiliates.

4.2 Seller shall deliver the Rigs at their current respective locations at Closing. Buyer shall obtain title to and assume the risk of loss for the Rigs immediately upon Closing. Any costs associated with the operation, ownership or maintenance of the Rigs incurred before Closing shall be for the account of the Seller, and any costs associated with the operation, ownership or maintenance of the Rigs incurred after Closing shall be for the account of Buyer, including the cost, if any, to store the Rigs where the Rigs are currently located or to transport the Rigs to the delivery point as mutually agreed by the Parties.

4.3 Seller shall provide to Buyer in a timely manner but in any event within five (5) Business Days any documents not stated under Section 6.1(a), as may reasonably be required from Seller by the Liberian Registry to re- register the Rigs under the Buyer’s name. Buyer shall provide to Seller a copy of the registration documents for the Rigs under Buyer’s flag as soon as Buyer completes the re-registration process, but in no event later than 30 days after Closing.

4.4 Each Party shall use all reasonable endeavors to cause (a) the conditions precedent in Article 5 to be satisfied, (b) the closing deliverables specified in Article 6 to be delivered, as applicable by such Party as soon as possible after the Execution Date, and (c) obtain the consents, assignments and novations as contemplated in Section 4.6 to be effective at Closing.

4.5 The Parties hereto shall negotiate in good faith the execution of a novation agreement between themselves and Saudi Aramco (“Novation Agreement”) whereby Buyer shall assume all rights, interests and claims together with all liabilities, obligations and duties of the Seller or its Affiliates (as applicable) arising after Closing under or relating to the (a) Contract for Offshore Drilling Rig, Contract No. 6600019840, by and between Hercules Offshore Arabia Ltd. and Saudi Aramco dated March 17, 2008; (b) Contract for Offshore Drilling Rig, Contract No. 6600019680, by and between Hercules Offshore Arabia Ltd. and Saudi Aramco dated March 17, 2008; and (c) Contract for Offshore Drilling Rig, Contract No. 6600028335, by and between Hercules Offshore Arabia Ltd. and Saudi Aramco dated March 20, 2012, each as amended (collectively, the “Drilling Contracts” and each a “Drilling Contract”). For the avoidance of doubt, Buyer may not unreasonably withhold approval of the final form of the Novation Agreement to the extent any requested term or provision is materially the same as the terms of the Drilling Contracts. In connection with the transfer and assumption of rights and obligations under the Drilling Contracts, the Parties agree and acknowledge that Buyer shall assume the ongoing drilling operations of Seller in the Kingdom of Saudi Arabia.

4.6 Subject to Section 7.2(c), from the Closing Date, Buyer shall assume all agreements and obligations related to the Drilling Contracts and operation of the Rigs in the Kingdom of Saudi Arabia, including, without limitation, the Material Contracts, supply and vendor contracts, purchase orders, office leases, service agreements and catering agreements. Notwithstanding the Closing, Seller shall remain liable for all amounts due prior to the Closing Date under the Material Contracts supply and vendor contracts, purchase orders (which have been fulfilled before Closing), office leases, service agreements and catering agreements. In connection with the foregoing, Buyer and Seller shall execute or, use reasonable endeavors to procure that any necessary third party shall execute all such documents and/or do or use reasonable endeavors to procure the doing of such acts and things as the other Party shall reasonably require after the Closing Date to give effect to this Agreement and any documents entered into pursuant to it, including the transfer, assignment and assumption of obligations set forth herein. Notwithstanding the foregoing, nothing herein shall be deemed to require Seller to transfer or assign any of its intellectual property or internal policies, procedures or systems to Buyer.

4.7 From the Execution Date, Buyer may make offers of employment to Seller’s employees currently working in the Kingdom of Saudi Arabia who are involved in day-to-day operations of the Rigs and whose identity is communicated in a written notice to Buyer (“Available Employees”). Buyer may interview such Available Employees during normal business hours and make offers of employment to and hire any such Available Employees as of the Closing Date. With respect to each of the Available Employees directly or indirectly hired by Buyer or its Affiliates (each a “Business Employee”), if the employment of such Business Employee is terminated by Buyer within one (1) year of the Closing Date without cause (as defined in Hercules’ severance plan), Buyer hereby agrees to pay such Business Employee any applicable severance amount to which such Business Employee would have been entitled under the Hercules severance plan in effect as of the Closing Date if such Business Employee had remained in the employment of Seller (assuming for such purpose that the termination of his/her employment occurred on the day after the Closing Date). On or before five (5) Business Days after the Execution Date, Seller shall provide written notice to Buyer stating the applicable severance amount to which each Available Employee would be entitled. Buyer shall not directly or indirectly cause a contractor to hire or retain Available Employees for the benefit of Buyer without complying with the terms of this Section 4.7. Notwithstanding the Closing, Seller shall remain liable for salary and benefits (which, for the avoidance of doubt shall not include severance benefits) to Business Employees which accrued prior to the Closing Date.

4.8 Seller shall provide Buyer or its agents reasonable access to the Rigs on or before the Closing Date, subject to Seller’s safety policies and procedures, to enable Buyer to verify the accuracy of Seller’s warranty in Section 3.4(f) regarding the condition of the Rigs. All investigations and due diligence conducted by Buyer or its agents shall be conducted at Buyer’s sole risk, cost and expense and shall be conducted in compliance with Seller’s safety rules, regulations and operating policies. Buyer shall release, defend, indemnify and hold harmless Seller from and against any and all Damages (as defined below) arising out of, resulting from or relating to any Rig inspection, assessment or other due diligence activity conducted by Buyer, including any injuries to or death of Seller’s personnel regardless of cause. During all periods that Buyer or its agents are on the Rigs prior to Closing, Buyer shall maintain with insurers reasonably satisfactory to Seller, at its sole expense, policies of insurance of types and in amounts sufficient to satisfy the obligations and liabilities of Buyer under this Section 4.7. Buyer shall provide evidence of such insurance to Seller prior to arriving on any Rig.

5.	CONDITIONS PRECEDENT

5.1 Buyer’s Conditions Precedent. The obligations of Buyer to consummate the transactions to be performed by it in connection with the Closing are, in all material respects, subject to satisfaction by Seller or waiver by Buyer of the following conditions precedent:

(a)	The representations and warranties of Seller set forth in Section 3.4 shall be true and correct at Closing with the same force and effect as if such representations and warranties had been made at and as of the Closing;

(b)	Seller shall have performed or complied with all covenants and agreements it is required to perform or comply with hereunder at or prior to the Closing;

(c)	Seller’s lenders (the “First Lien Lenders”) from time to time party to that certain credit agreement by and among Hercules Offshore, Inc., as borrower, and Jefferies Finance LLC, as administrative agent and collateral agent (the “Agent”), dated as of November 6, 2015 (as amended, modified or supplemented from time to time, the “First Lien Credit Agreement”), shall have consented to and approved the terms of this Agreement, and the Agent shall have released the Liens existing against the Assets (including without limitation the Rigs and the Drilling Contracts) in connection with the First Lien Credit Agreement. Evidence of the First Lien Lenders’ consent and approval of this Agreement and the Agent’s release of the Liens existing against the Assets in connection with the First Lien Credit Agreement shall be provided in forms of consent and a release substantially in the forms attached hereto as Exhibit E and F, respectively;

(d)	The Rigs are to be, at the Closing Date, in substantially the same overall condition, irrespective of any class conditions or recommendations, as provided in those certain Pre-Purchase Condition Surveys prepared for each of the Rigs by Aqualis Offshore Marine Services LLC in June 2016 (“Inspection Condition”), fair wear and tear excepted; and

(e)	Seller shall have obtained any authorization, license or approval under applicable law for Seller to consummate the transactions contemplated by this Agreement, including a certificate of permission to sell from the Liberian Registry authorizing the sale of the Rigs.

5.2 Seller’s Conditions Precedent. The obligations of Seller to consummate the transactions to be performed by it in connection with the Closing are, in all material respects, subject to satisfaction by Buyer or waiver by Seller of the following conditions precedent:

(a)	The representations and warranties of Buyer set forth in Section 3.3 shall be true and correct at Closing with the same force and effect as if such representations and warranties had been made at and as of the Closing;

(b)	Buyer shall have performed or complied with all covenants and agreements it is required to perform or comply with hereunder at or prior to the Closing; and

(c)	Buyer shall have obtained any authorization, license or approval under applicable law for Buyer to consummate the transactions contemplated by this Agreement.

6.	CLOSING DELIVERABLES

6.1 Documents to be Delivered by Seller and Buyer. On the Closing Date, representatives of Seller and Buyer shall meet as contemplated above for the purpose of completing the sale and purchase of the Rigs.

(a)	Seller’s Deliveries. Simultaneously with the delivery of the Closing Payment and delivery of the items described in Section 6.1(b) below, Seller shall deliver to Buyer:

1.	Two (2) originals of a notarized bill of sale (“Bill of Sale”) for each Rig substantially in the form attached as Exhibit B-1, B-2 and B-3 in a form acceptable for recording in the Republic of Liberia;

2.	Two (2) original executed Protocols of Delivery and Acceptance for each Rig, substantially in the form attached as Exhibit C-1, C-2 and C-3;

3.	Joint escrow instructions releasing the Deposit to Seller substantially in the form attached as Exhibit D;

4.	All technical, regulatory and other documentation listed in Exhibit A-1 attached hereto;

5.	A copy of the resolution of the board of directors of Seller authorizing the execution of this Agreement and the sale of the Rigs and the execution of the Novation Agreement;

6.

Consent executed by Seller’s First Lien Lenders substantially in the form attached as Exhibit E and Release of Liens executed by the Agent substantially in the form attached as Exhibit F. Two original releases of the Preferred Liberian Mortgage over each Rig in a form acceptable to the Liberian Registry executed and acknowledged by either a notary public or a Special Agent of the Liberian Registry together with an original of the Evidence of Authority which can be in the form of a Power of Attorney notarized by a notary public or acknowledged by a Special Agent of the Liberian Registry, substantially in the forms attached as Exhibits F-2 and F-3 respectively;

7.	One (1) original Certificate of Ownership or Abstract of Title, for each of the Rigs, dated no more than 30 days prior to the Closing Date issued by the competent authorities of the flag state of the Rigs which reflects that Seller is the owner of the Rigs;

8.	One (1) original certificate issued by Seller stating that (i) all Seller’s representations, covenants and warranties made in Section 3.4 are true and correct in all material respects as of the Closing Date (except for Section 3.4(a)), and (ii) all Seller’s representations, covenants and warranties made in Section 3.4(a) are true and correct as of the Closing Date and a Secretary’s certificate confirming the authority to execute of this Agreement;

9.	An executed original of the Novation Agreement in the form agreed to by the Parties and Saudi Aramco including a counterpart clause and duly executed by the Seller and Saudi Aramco;

10.	A certificate of ownership and freedom from encumbrances issued by the Liberian Registry in respect of each Rig confirming that each Rig is free from registered encumbrances and registered in the ownership of Seller, to be provided as soon as possible after Closing; and

11.	Any such additional documents as may reasonably be required by competent authorities for the purpose of re-registering the Rigs in Liberia.

(b)	Buyer’s Deliveries. At the Closing Date, Buyer shall deliver to Seller:

1.	Closing Payment;

2.	Two (2) original executed Protocols of Delivery and Acceptance for each Rig, substantially in the form attached as Exhibit C;

3.	Joint escrow instructions releasing the Deposit to Seller substantially in the form attached as Exhibit D;

4.	One (1) original certificate issued by Buyer stating that all Buyer’s representations, covenants and warranties made in Section 3.3 are true and correct in all material respects as of the Closing Date and a Secretary’s certificate confirming the authority to execute this Agreement;

5.	A copy of the resolution of the board of directors of Buyer authorizing the execution of this Agreement and the purchase of the Rigs and the execution of the Novation Agreement; and

6.	An executed original of the Novation Agreement in the form agreed by the Parties and Saudi Aramco including a counterpart clause and duly executed by the Buyer.

7.	INDEMNIFICATION

7.1 From and after the Closing, Buyer will defend, indemnify, and hold Seller and its Affiliates (the “Seller Indemnified Parties”) harmless from and pay any and all Damages, directly or indirectly, resulting from, relating to, arising out of, or attributable to any of the following: (i) any breach of any representation or warranty Buyer has made in this Agreement; (ii) any breach by Buyer of any covenant or obligation of Buyer in this Agreement; and (iii) the operation, ownership, removal, transportation, towage, berthing, positioning, salvage or maintenance of the Rigs after Closing.

7.2 For the avoidance of doubt, and except as required elsewhere in this Agreement:

(a) Seller will protect, defend, forever discharge, release, waive, indemnify and hold harmless Buyer Indemnified Parties from and against Damages and causes of actions for personal injuries, death, or property Damages of any kind (not including damages to the Rigs)and nature arising directly or indirectly in connection with or related to the operation the Rigs, before and up to the Closing for claims that arise within 90 days of Closing.

(b) Seller shall, without duplication under this Agreement, indemnify, defend and hold harmless the Buyer Indemnified Parties from and against and in respect of, until Seller is dissolved or wound up, any Seller taxes (i) imposed on capital gains or income arising from the transfer of the Rigs pursuant to this Agreement or (ii) relating to the ownership or operation of the Rigs to the extent attributable to taxable periods (or portions thereof) ending on or before the Closing.

(c) Buyer will protect, defend, forever discharge, release, waive, indemnify and hold harmless Seller Indemnified Parties from and against Damages and causes of actions for personal injuries, death, or property Damages of any kind and nature arising directly or indirectly in connection with or related to the operation of the Rigs, after the Closing.

7.2 ALL OF THE INDEMNITIES AND ALLOCATIONS OF RISK CONTAINED IN THIS ARTICLE 7 OR ELSEWHERE IN THIS AGREEMENT SHALL APPLY (TO THE EXTENT PERMITTED BY LAW), NOTWITHSTANDING THE SOLE, JOINT OR CONCURRENT NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY PERSON OR PARTY, STRICT LIABILITY,

UNSEAWORTHNESS, LIABILITY IMPOSED BY STATUTE, OR ANY OTHER BREACH OF OBLIGATION OF ANY PERSON OR ANY OTHER EVENT OR CONDITION.

7.3 For purposes of this Agreement, “Damages” means all damages, claims, losses, liabilities, payments, amounts paid in settlement, obligations, fines, penalties, costs, and expenses (including reasonable fees and expenses of legal counsel) of any kind or nature whatsoever. “Buyer Indemnified Parties” means the Buyer and its Affiliates. “Seller Indemnified Parties” means the Seller and its Affiliates.

7.4 Nothing in this Agreement shall prohibit Seller or its Affiliates from ceasing operations or winding up its affairs six (6) months after the Closing.

8.	TERMINATION

8.1 Subject to Section 8.2, this Agreement may be terminated (except for the provisions referenced in Section 8.2) at any time prior to Closing upon the occurrence of any one or more of the following:

(a)	by the mutual written agreement of the Parties;

(b)	by either Party, (i) if any law or order becomes final and effective that prohibits and makes illegal the consummation of the transactions contemplated by this Agreement, upon notification to the non-terminating Party by the terminating Party; or (ii) if the Closing has not occurred by the Outside Closing Date other than as a result of a Party’s breach in any material respect of this Agreement or failure to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement

(c)	by Buyer, (i) if Seller shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, or (ii) if for reasons attributable to Seller, the Closing does not occur by the Outside Closing Date, or by such extended date as may be mutually agreed by Seller and Buyer; and provided furthermore that Buyer shall not be in breach in any material respect of this Agreement at such time; and

(d)	by Seller, (i) if Buyer shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, or (ii) if for reasons attributable to Buyer, the Closing does not occur by the Outside Closing Date, or by such extended date as may be mutually agreed by Seller and Buyer; provided furthermore that Seller shall not be in breach in any material respect of this Agreement at such time.

8.2 If the Agreement is terminated by a Party pursuant to Section 8.1, then except for the provisions in Article 7, Article 8, Article 9, Article 12, Article 14, Article 16, Article 17 and Article 18, which provisions shall survive any such termination, the Parties shall have no further liability or obligation hereunder.

8.3 If a Party terminates this Agreement in accordance with Section 8.1, then such Party shall be entitled to the following remedies (as applicable):

(a) If either Party terminates this Agreement in accordance with Sections 8.1(a) or (b), the Parties shall instruct the Escrow Agent to refund the Deposit (if paid) to Buyer pursuant to the terms of the Escrow Agreement. In such case, the Parties shall have no further liability or obligation hereunder.

(b) If Buyer terminates this Agreement in accordance with Section 8.1(c), Buyer may instruct the Escrow Agent to refund the Deposit (if paid) to Buyer pursuant to the terms of the Escrow Agreement, which shall be Buyer’s sole and exclusive remedy hereunder. In such case, Seller relinquishes all its rights to the Deposit.

(c) If Seller terminates this Agreement in accordance with Section 8.1(d), Seller may (i) market the Rigs, (ii) enter into a purchase agreement with a third party, and (iii) instruct the Escrow Agent to release the Deposit to Seller pursuant to the terms of the Escrow Agreement, which shall be Seller’s sole and exclusive remedy hereunder. In such instances, Buyer relinquishes all its rights to the Deposit.

(d) For the avoidance of doubt, if Buyer is unable to fund the Purchase Price by the Outside Closing Date for any reason, and all of the conditions set forth in Section 5.1 have been waived, satisfied or are capable of being satisfied at Closing, the Parties agree and acknowledge that the foregoing shall constitute a breach by Buyer as contemplated in Section 8.1(d).

8.4 Except for such rights and obligations provided hereunder which by their express terms, nature and context are intended to remain valid or be performed after Closing, no representations, warranties or covenants shall survive Closing.

8.5 The Seller hereby agrees that it shall not either directly or indirectly through any other party or entity agree to sell or charter or market the Rigs (or any of them) for sale or charter to any other person prior to the termination of this Agreement pursuant to this Section 8.

9.	CONFIDENTIALITY

The negotiations and sale of the Rigs hereunder are to be kept strictly private and confidential. No information concerning this Agreement shall be disclosed by either Party without the prior written consent of the non-disclosing Party, unless: (i) such disclosure is required by law or applicable reporting requirements, (ii) such information is part of the public domain, (iii) such information is in the possession of the disclosing Party as of the date hereof, (iv) such information is furnished or made known to the disclosing Party by third persons without restriction on use or disclosure, or (v) such disclosure is to lenders, investors or advisors subject to confidentiality restrictions with respect to such information. In particular, Seller may have discussions with its First Lien Lenders regarding this Agreement and the underlying Rigs sale, with a view to obtaining the release of liens as well as the consent of such First Lien Lenders with respect to the transaction herein.

10.	ASSIGNMENT

Neither this Agreement, nor any of its rights, interests, or obligations hereunder, may be assigned by any Party without the prior written consent of the other Party, except that Buyer may assign its rights and obligations hereunder to an Affiliate upon notice to Seller but without any such consent. No such assignment by Buyer shall relieve Buyer of its obligations under this Agreement.

11.	TAXES AND FEES

Buyer shall be liable for any and all transfer taxes, stamp taxes and use and similar taxes, assessments, levies, tariffs, imposts, duties, tolls, export and import fees and charges, value added taxes and similar costs customarily paid by the Buyer in transactions of this type relating to the purchase of the Rigs hereunder and for any related interest and penalties, including incurred in registering title to the Rigs in the name of the Buyer. The Purchase Price is expressed inclusive of any applicable VAT and sales taxes and the Seller shall be liable for any VAT, sales taxes, capital gains taxes, notarial or other charges/expenses incurred in connection with the sale of the Rigs to the Buyer and closing of the Seller’s register. Each party shall be responsible for its own taxes (as applicable) arising from the sale and purchase of the Rigs. The Parties hereby agree to reasonably cooperate to minimize the tax effects caused by the sale and purchase of the Rigs.

12.	CHOICE OF LAW

The Parties agree that this Agreement shall be governed by and construed in accordance with the laws of England and Wales. Any disputes arising out of or relating to this Agreement shall be referred to arbitration in London, England under the rules of the London Court of International Arbitration and be finally resolved by a suitable qualified single arbitrator, to be agreed upon by the Parties. To the extent that the Parties are unable to agree on the arbitrator within ten (10) days from receipt of dispute notice by either Party, the London Court of International Arbitration shall appoint the arbitrator.

13.	BROKERAGE

Seller shall have no liability whatsoever for the payment of any commission or brokerage fee to any broker or agent, except for Clarksons Platou. Buyer agrees to indemnify and hold harmless Seller from and against all loss, cost, damage, or expense arising out of claims for any other fees or commissions of brokers or agents employed or alleged to have been employed by Buyer in connection with the sale and purchase provided for herein. Each party agrees to indemnify, defend and hold harmless the other party from and against all Damages arising out of claims for fees or commissions of brokers or agents employed or alleged to have been employed by the indemnifying party in connection with the sale and purchase provided for herein.

14.	COST OF THE TRANSACTION

Whether or not the transactions contemplated hereby shall be consummated, the Parties agree that each Party will pay the fees, expenses and disbursements of such Party and its agents, representatives, and counsel incurred in connection with the subject matter of this Agreement. Without limiting the generality of the foregoing, Buyer shall bear the costs incurred by it in carrying out any of its inspections, and for any expenses and fees arising from the registration of the Rigs under the Buyer’s flag. Seller shall bear the costs to de-register the Rigs under the Seller’s flag.

15.	NOTICES

Any notice, demand or communication required, permitted or desired to be given hereunder must be given in writing and shall be deemed effectively given upon receipt and shall be personally delivered, faxed, emailed or delivered by express international courier, addressed as follows:

Seller:	Hercules Offshore Middle East Ltd.
Attn: Claus E. Feyling
P.O. Box 309, Ugland House, South Church Street,
Grand Cayman KY1-1104, Cayman Islands
Email: cfeyling@herculesoffshore.com

Copy to:	Hercules Offshore, Inc.
Attn: Beau M. Thompson
9 Greenway Plaza, Suite 2200
Houston, TX 77046
Fax: +1-713-350-5109
Email: bthompson@herculesoffshore.com

Copy to:	Akin Gump Strauss Hauer & Feld LLP
Attn: Stephen Kuhn and Phil Dublin
One Bryant Park
Bank of America Tower
New York, NY 10036-6745
Fax: +1-212-872-1002
Email: skuhn@akungump.com and pdublin@akingump.com

Buyer:	Advanced Energy Systems (ADES) S.A.E.
Attn: Dr. Mohamed Farouk, Chief Operating Officer
66 Zahret El Maadi Tower (Floor 36), Cornish El Nile, Maadi, Cairo, Egypt
Email: mohamed.farouk@adesgroup.com

or to such other address, and to the attention of such other person or officer, as any party may designate by notice.

16.	ENTIRE AGREEMENT/AMENDMENT

This Agreement supersedes all previous agreements, and constitutes the entire agreement of whatsoever kind or nature existing between or among the Parties respecting the subject matter of this Agreement. As between or among the Parties, no oral statements, prior correspondence (including any email correspondence), schedules, lists, brochures, drawings or written material of any kind not specifically incorporated herein shall be of any force and effect, and shall not be relied upon by the other Party. All prior representations or agreements, whether written or verbal, not expressly incorporated herein, are superseded and no changes in or additions to this Agreement may be made by either Party except in a writing signed by both Parties hereto.

17.	WAIVER OF CONSEQUENTIAL DAMAGES

In no event shall either Party be liable to the other Party for, and each Party expressly waives against the other Party, any claim for consequential loss or damages, including but not limited to loss of revenue, loss of profit or use in any way arising out, incident to or in connection with this Agreement.

18.	GENERAL

18.1 The invalidity, illegality or unenforceability of any provision or any part of any provision of this Agreement shall not affect the continuation in force of such other part or the remainder of this Agreement.

18.2 No amendment or variation to this Agreement shall be valid unless agreed in writing by each of the Parties hereto.

18.3 This Agreement may be executed in any number of counterparts by the Parties hereto on separate counterparts, each of which when executed and delivered shall constitute an original, but all of which shall together constitute one and the same instrument. Any document or signature delivered by facsimile or electronic transmission (including .pdf) shall be deemed an original executed document for all purposes.

18.4 All of the terms and provisions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors and permitted assigns.

18.5 No amendment, modification, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in multiple originals by their duly authorized officers, all as of the day and year first above written.

Seller:

HERCULES OFFSHORE MIDDLE EAST LTD.

By:	/s/ Claus E. Feyling
Name: Claus E. Feyling
Title: Director

[Seller’s Signature Page]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in multiple originals by their duly authorized officers, all as of the day and year first above written.

Buyer:

ADVANCED ENERGY SYSTEMS (ADES) S.A.E.

By:	/s/ Dr. Mohamed Farouk
Name: Dr. Mohamed Farouk
Title: CEO

[Buyer’s Signature Page]